CLARK CORPORATE LAW GROUP LLP		3273 E. Warm Springs Las Vegas, NV 89120 200 S. Virginia St., 8th Floor Reno, NV 89501
Bryan R. Clark	Scott P. Doney	Telephone: 702-312-6255
Christopher T. Clark	Joe Laxague	Facsimile: 702-944-7100
Richard T. Cunningham		Email: jlaxague@clarkcorporatelaw.com

September 25, 2014

Nogales Resources Corp.

PO Box 80, Calle Columbia

Colonia 5 de Diciembre

Puerto Vallarta, CP48351

Jalisco, México

Dear Sirs:

We have acted as counsel to Nogales Resources Corp., a Nevada corporation (the “Company”), in connection with limited matters relating to the Company’s submission to the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, relating to the offering for sale of up to 1,500,000 shares of the Company’s common stock, par value $0.001 per (collectively, the “Shares”).

In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the law of any jurisdiction other than the State of Nevada.

On the basis of the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares described in the prospectus is received by the Company.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joe Laxague, Esq.